Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated April 1, 2013, with respect to the financial statements included in the Annual Report of Catalyst Pharmaceutical Partners, Inc. on Form 10-K for the year ended December 31, 2012. We hereby consent to the incorporation by reference of said report in the Registration Statements of Catalyst Pharmaceutical Partners, Inc. on Form S-1 (File No. 333-180617, effective May 7, 2012, and the Post-Effective Amendment thereto, effective August 31, 2012), Forms S-8 (File No. 333-151367, effective June 2, 2008, File No. 333-151369, effective June 2, 2008, and File No.333-183329, effective August 15, 2012), and Form S-3 (File No. 333-170945, effective December 15, 2010).

/s/ Grant Thornton LLP

Miami, Florida

April 1, 2013